Exhibit 99.1

KOHL'S CORPORATION ANNOUNCES EXECUTIVE RETIREMENT

MENOMONEE FALLS, WI, -- (Business Wire) – Monday, March 13, 2006 -- Kohl’s Corporation (NYSE: KSS) announced today that Arlene Meier plans to retire by the end of  2006. Ms. Meier, who has served as the chief operating officer since 2000 joined the company in 1989.

“My sixteen years with Kohl’s has been both exciting and rewarding,” Ms. Meier said. “I would like to take this opportunity to thank all of the associates that I have worked with through the years. Their dedication to Kohl’s is the foundation of the company’s success. To have been a part of Kohl’s growth from 66 Midwest stores to 741 stores nationwide has been an incredible journey. I retire from Kohl’s with pride and the knowledge that the management team we have assembled is the best in the industry to lead the tremendous growth ahead and continue our outstanding performance.”

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “Arlene has played a significant role in Kohl’s disciplined expansion strategy and strong financial position.  From her involvement in our IPO in 1992 to our most recent announcement of our first share repurchase program, Arlene has been instrumental in the development of our capital structure. We are well positioned to continue our successful growth and we thank Arlene for her tremendous contributions to our success.”

In preparation for Arlene’s planned retirement, the company has been searching for a new principal. Ms. Meier will continue in her current management capacity until the principal is selected and joins the company, and she will remain on the board of directors until the end of the 2006 fiscal year.

Ms. Meier has served as chief operating officer since November 2000. Ms. Meier served as executive vice president -–chief financial officer from October 1994 to November 2000 and was appointed to the board of directors in March 2000. Ms. Meier joined the company as vice president – controller in 1989. Ms Meier has 30 years of experience in the retail industry.

Based in Menomonee Falls, Wis., Kohl’s is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment.  Kohl’s operates 741 stores in 41 states.  For a list of store locations and information, or for the added convenience of shopping online, visit Kohl’s Web site at kohls.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Julie Gardner, Senior Vice President of Marketing, (262) 703-1305